  Exhibit 1.2

Michael R. Johnson, Esq. (A7070)
RAY QUINNEY & NEBEKER P.C.
36 South State Street, 14th Floor
Salt Lake City, Utah 84111
Telephone: (801) 532-1500
Facsimile: (801) 532-7543
Email: mjohnson@rqn.com

Thomas B. Walper (pro hac vice)
Kelly M. Klaus (pro hac vice)
Rose Leda Ehler (pro hac vice)
MUNGER, TOLLES & OLSON LLP
350 South Grand Avenue, 50th Floor
Los Angeles, California 90071-3426
Telephone: (213) 683-9100
Facsimile: (213) 687-3702
Email: thomas.walper@mto.com
Email: kelly.klaus@mto.com
Email: rose.ehler@mto.com

Attorneys for the Studios

George Hofmann (10005)
Matthew M. Boley (8536)
Jeffrey Trousdale (14814)
COHNE KINGHORN, P.C.
111 East Broadway, 11th Floor
Salt Lake City, Utah 84111
Telephone: (801) 363-4300
Email: ghofmann@ck.law
Email: mboley@ck.law
Email: jtrousdale@ck.law

Attorneys for George Hofmann, Chapter 11 Trustee

IN THE UNITED STATES BANKRUPTCY COURT DISTRICT OF UTAH, CENTRAL DIVISION
In re VIDANGEL, INC., Debtor.	Case No. 17-29073 (KRA) Chapter 11
JOINT PLAN OF REORGANIZATION OF TRUSTEE AND STUDIOS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated: August 28, 2020

George Hofmann (the “Trustee”), in his capacity as the Chapter 11 Trustee of VidAngel, Inc. (“VidAngel” or the “Debtor”) and its bankruptcy estate, on the one hand, and each of Disney Enterprises, Inc., Lucasfilm Ltd. LLC, Twentieth Century Fox Film Corporation, Warner Bros. Entertainment Inc., MVL Film Finance LLC, New Line Productions, Inc., and Turner Entertainment Co. (collectively, “Studios”), on the other hand, hereby jointly propose the following plan of reorganization under Section 1121 of Title 11 of the United States Bankruptcy Code.

i

ARTICLE XII MISCELLANEOUS		22
Section 12.1	Continuation of Injunctions or Stays Until Effective Date	22
Section 12.2	All injunctions or stays provided for in the Bankruptcy Case under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.Discharge	22
Section 12.3	Injunction Relating to the Plan	22
Section 12.4	Broad Injunction	23
Section 12.5	Exculpation	23
Section 12.6	Release of Claims	23
Section 12.7	Default of Plan	23
Section 12.8	Setoffs	23
Section 12.9	Amendment or Modification of the Plan	23
Section 12.10	Severability	24
Section 12.11	Revocation or Withdrawal of the Plan	24
Section 12.12	Binding Effect	24
Section 12.13	Written Notices	24
Section 12.14	Governing Law	24
Section 12.15	Post-Confirmation Fees, Final Decree	24
Section 12.16	Headings	24
Section 12.17	Filing of Additional Documents	24
Section 12.18	Inconsistency	24

ARTICLE I
DEFINITIONS AND CONSTRUCTION OF TERMS

For purposes of this Plan, the following terms shall have the meanings specified in this Article I. A term used but not defined herein, which is also used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. A term used but not defined herein, but which is defined in the Settlement Agreement (as defined below and attached as an exhibit hereto), shall have the meaning ascribed to that term in the Settlement Agreement. Wherever from the context it appears appropriate, each term stated shall include both the singular and the plural, and pronouns shall include the masculine, feminine and neuter, regardless of how stated. The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole, including exhibits attached hereto, and not to any particular Section, sub-Section or clause contained in the Plan. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the terms of this Plan. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.

“Administrative Expense Claim” shall mean a Claim that is Allowed under Section 503(b) of the Bankruptcy Code or otherwise is allowed under this Plan, and that is entitled to priority under Section 507(a)(1) of the Bankruptcy Code and/or under Section 2.2 of this Plan, including, without limitation:

(a)           fees and expenses of Professionals Allowed pursuant to an Order of the Bankruptcy Court,

(b)           all fees and charges assessed against the Estate pursuant to 28 U.S.C. § 1930,

(c)           Post-Confirmation fees and expenses of the Chapter 11 Trustee and his Professionals payable pursuant to this Plan, and

(d)           other Post-Confirmation Date Administrative Expenses.

“Allowed” shall mean, with reference to any Claim:

(a)           a Claim that has been listed by the Debtor in its Schedules and (i) is not listed as disputed, contingent or unliquidated, and (ii) is not a Claim as to which a proof of claim has been filed;

(b)           a Claim as to which a timely proof of claim has been filed by the Bar Date and either (i) no objection thereto, or application to estimate, equitably subordinate or otherwise limit recovery, has been made on or before any applicable deadline, or (ii) if an objection thereto, or application to estimate, equitably subordinate or otherwise limit recovery has been interposed, the extent to which such Claim has been allowed (whether in whole or in part) by a Final Order;

(c)           a Claim arising from the recovery of property under Section 550 or 553 of the Bankruptcy Code and allowed in accordance with Section 502(h) of the Bankruptcy Code; or

(d)           any Claim expressly allowed under this Plan or pursuant to the Confirmation Order.

Except as otherwise specified in the Plan (or, as to the Studios, in the Settlement Agreement, the Note and/or the Security Agreement) or any Final Order of the Bankruptcy Court, the amount of an Allowed Claim shall not include any attorneys’ fees, costs, penalties, or interest on such Claim occurring or incurred from and after the Petition Date.

“Approval Order” shall mean the order entered by the Bankruptcy Court approving the Settlement Agreement, including pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code and/or Federal Rule of Bankruptcy Procedure 9019. It is anticipated that the Confirmation Order will be the Approval Order.

“Avoidance Actions” shall mean Causes of Action arising or held by the Estate under Sections 502, 510, 541, 544, 545, 547, 548, 549, or 550 of the Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent or avoidable transfer laws.

“Bankruptcy Case” shall mean the Debtor’s case pending in the Bankruptcy Court under case number 17-29073.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, as applicable to the Bankruptcy Case.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Utah in which the Bankruptcy Case is pending and, to the extent of any reference under 28 U.S.C. § 157, the unit of such District Court specified pursuant to 28 U.S.C. § 151.

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure as promulgated under 28 U.S.C. § 2075, and any applicable local rules of the Bankruptcy Court.

“Bar Date” shall mean: (i) February 14, 2018, with respect to a Claim against the Estate other than a Claim of a Governmental Unit, a Credit Holders’ Claim, or a Pre-Appointment Administrative Expense Claim; (ii) February 14, 2018, with respect to a Claim of a Governmental Unit against the Estate; (iii) December 13, 2019, with respect to a Pre-Appointment Administrative Expense Claim; (iv) April 17, 2020, with respect to a Credit Holders’ Claim; and (v) if this Plan and/or an order of the Bankruptcy Court establishes a different bar date for a specific claim or category of Claims (e.g., rejection damages Claims or other post-Petition Date Claims), the date established by the Plan or order of the Court.

“Business Day” shall mean any day other than a Saturday, Sunday or an officially designated legal public holiday as designated in 5 U.S.C. § 6103.

“California Action” shall means the case captioned Disney Enterprises, Inc. et al. v. VidAngel, Inc., No. 2:16-cv-04109-AB-PLA, filed in the United States District Court for the Central District of California, including any appeals therefrom and related thereto (which appeals include without limitation Ninth Circuit Case Nos. 19-56174, 20-55352).

“California Court” shall mean the United States District Court for the Central District of California.

“Cash” shall mean lawful currency of the United States of America (including wire transfers, cashier’s checks drawn on a bank insured by the Federal Deposit Insurance Corporation, certified checks and money orders).

“Causes of Action” shall mean, without limitation, any and all actions, causes of action, defenses, liabilities, obligations, rights, suits, debts, sums of money, damages, judgments, Claims or proceedings to recover money or property and demands of any nature whatsoever, whether known or unknown, in law, equity or otherwise, including, without limitation, Avoidance Actions.

“Chapter 11 Trustee” shall mean the duly-appointed chapter 11 trustee in the Case, who is presently George Hofmann, acting on behalf of the Debtor, VidAngel, Inc. It is anticipated that the Chapter 11 Trustee will be discharged upon the earlier of (a) the entry of a final decree and Order closing the case pursuant to Section 350 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3022, or (b) entry of an order discharging and releasing him from his duties and obligations as Chapter 11 Trustee, whereupon the Chapter 11 Trustee shall have no further duties under this Plan.

“Circumvention or Circumvent” shall have the meaning set forth in the Settlement Agreement.

“Claim” shall mean a claim against a Person or its property as defined in Section 101(5) of the Bankruptcy Code, including, without limitation, (i) any right to payment, whether or not such right is reduced to judgment, and whether or not such right is liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (ii) any right to an equitable remedy for breach of performance, if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, or is fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Class” shall mean those classes designated in Article III of this Plan.

“Collateral” shall mean any property or interest in property of the Estate subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable law.

“Confirmation Date” shall mean the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket in the Bankruptcy Case.

“Confirmation Order” shall mean the order of the Bankruptcy Court confirming the Plan pursuant to the provisions of the Bankruptcy Code.

“Contingent or Unliquidated Claim” shall mean any Claim for which a proof of claim has been filed with the Bankruptcy Court but which was not filed in a sum certain, or which has not occurred and is dependent upon a future event that has not occurred or may never occur, and which has not been Allowed.

“Copyrighted Work(s)” shall have the meaning set forth in the Settlement Agreement.

“Credit Holders” means the holders of VidAngel Credits, referred to in the Debtor’s Schedule E/F, paragraph 3.5, located at Docket No. 47 in the Bankruptcy Case, as modified pursuant to the Stipulated Order Approving Trustee’s Motion for Order: (i) Fixing a Bar Date for Filing Customer Claims; (ii) Approving the Form and Method of Providing the Bar Date Notice; (iii) Approving the Mailing Procedures; and (iv) Approving the Form of Amended Schedules E/F [Docket No. 568].

“Credit Holders’ Claims” means all Claims held by Credit Holders which arise from currently held VidAngel Credits. For the avoidance of doubt, if a Credit Holder holds a Claim or that is not related to a VidAngel Credit (e.g., a General Unsecured Claim), then such Claim shall be treated in the more appropriate Class(es) of Claims as set forth herein.

“Cure” shall have the meaning (a) set forth in the Settlement Agreement as to matters covered by the Settlement Agreement, the Note and/or the Security Agreement, and (b) as to other matters, either (i) a meaning specified by this Plan (if applicable), or (ii) as shall be determined by the Bankruptcy Court.

“Cure Period” shall have the meaning (a) set forth in the Settlement Agreement as to matters covered by the Settlement Agreement, the Note and/or the Security Agreement, and (b) as to other matters, either (i) a meaning specified by this Plan (if applicable), or (ii) as shall be determined by the Bankruptcy Court.

“Debtor” shall mean VidAngel, Inc. References to the Debtor shall mean and refer to the Reorganized Debtor at any point in time after the Effective Date.

“Default” (a) shall have the meaning set forth in the Settlement Agreement as to matters covered by the Settlement Agreement, the Note and/or the Security Agreement, or (b) as to other matters, shall mean the material failure to comply with the Plan.

“Default Remedies” shall have the meaning set forth in the Settlement Agreement.

“Disputed Claim” shall mean:

(a)           if no proof of claim relating to a Claim has been filed, a claim that is listed in the Schedules as unliquidated, disputed or contingent;

(b)           if a proof of claim relating to a Claim has been filed, a Claim as to which a timely objection or request for estimation, or request to equitably subordinate or otherwise limit recovery in accordance with the Bankruptcy Code and the Bankruptcy Rules, has been made, or which is otherwise disputed by the Chapter 11 Trustee, Debtor, or Reorganized Debtor in accordance with applicable law, which objection, request for estimation, action to limit recovery or dispute has not been withdrawn or determined by Final Order;

(c)           a Claim which is a Contingent or Unliquidated Claim; or

(d)           a Claim that is specifically identified as “disputed” or a Disputed Claim in this Plan.

“Disputed Claim Amount” shall mean either the amount set forth in the proof of claim relating to a Disputed Claim, or an amount estimated pursuant to an order of the Bankruptcy Court in respect of a Disputed Claim in accordance with Section 502(c) of the Bankruptcy Code.

“Distribution Funds” shall mean all Cash and funds available or to become available to the Debtor prior to the Confirmation Date, which Distribution Funds are required to be distributed to holders of Claims under this Plan.

“Effective Date” shall mean the first calendar day after the date of entry by the Bankruptcy Court of the Approval Order and the Confirmation Order and all other conditions for the Plan to become effective as specified in section 10.1 of the Plan have been satisfied, or have been waived by both the Trustee and the Studios pursuant to section 10.3 of the Plan.

“Employees” shall mean such persons as are employed by the Debtor as of the Effective Date.

“Enforcement Action” shall have the meaning set forth in the Settlement Agreement.

“Equity Interest” shall mean the interest of any holder of any stock in the Debtor, and any and all options, warrants and rights, contractual or otherwise, to acquire any such stock, as such interests exist immediately prior to the Effective Date.

“Estate” shall mean the estate created in the Bankruptcy Case pursuant to Section 541 of the Bankruptcy Code.

“Express Covenants” shall mean each of the express covenants specified in Article 7 of this Plan, including (a) the Express Covenants as defined in the Settlement Agreement and specified in Section 2 of the Settlement Agreement, which are incorporated by reference and made part of this Plan under sections 7.2(b) (the Covenant Not to Sue), 7.2(c) (the Covenant Not to Seek Certain Changes in Law) and 7.3 (the No Use Covenant), and (b) the additional covenants specified in Article 7, including under section 7.1 (the Covenant Not to Compete) and 7.2(a) (the Dismissal of the California Action appeals).

“Final Order” shall mean an order or judgment which has not been reversed, stayed, modified or amended and as to which (i) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending, or (ii) if appeal, review, reargument or certiorari of the order has been sought, the order has been affirmed or the request for review, reargument or certiorari has been denied and the time to seek a further appeal, review, reargument or certiorari has expired, and as a result of which such order shall have become final and nonappealable in accordance with applicable law; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

“General Unsecured Claim” shall mean a Claim that is not a Secured Claim or that is not entitled to priority of payment under Section 507 of the Bankruptcy Code, other than the Studios Monetary Claims and the Credit Holders’ Claims.

“Harmon Parties” shall mean Neal Harmon and Jeffrey Harmon.1

“License” shall have the meaning set forth in the Settlement Agreement.

“Lien” shall have the meaning set forth in Section 101(37) of the Bankruptcy Code; except that a Lien that has been avoided in accordance with Sections 544, 545, 546, 547, 548, 549 or 553 of the Bankruptcy Code shall not constitute a Lien.

“Monetary Judgment” shall mean that certain $62,448,750.00 monetary judgment entered September 23, 2019, at Docket No. 525, in the California Action, as amended by any award or settlement of the Studios’ claim for attorneys’ fees.

1 The Harmon Parties, the Studios and the Trustee are signatories to a separate Settlement Agreement, attached hereto as Exhibit A.

“Motion Picture” shall have the meaning set forth in the Settlement Agreement.

“No Use Covenant” shall mean the covenant specified in Section 2.A of the Settlement Agreement which is incorporated by reference and made part of this Plan under section 7.3 of this Plan.

“Non-Compliant Professionals” shall mean those Persons who, in the Chapter 11 Trustee’s or the Reorganized Debtor’s judgment, subject to the ultimate determination of the Bankruptcy Court, should have (i) been employed as a “Professional” of the Debtor pursuant to an order of the Bankruptcy Court in accordance with Sections 327 or 1103 of the Bankruptcy Code, or (ii) sought Bankruptcy Court approval for compensation for their services to the Debtor pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, but failed to seek such Court approval in either or both instances.

“Note” shall have the meaning outlined in Section 4.3(b). A true and correct copy of the Note is attached as Exhibit B hereto.

“Notice of Default” (a) shall have the meaning set forth in the Settlement Agreement as to matters covered by the Settlement Agreement, the Note and/or the Security Agreement, or (b) as to other matters, shall mean a notice of default given according to the requirements of this Plan.

“Notice of Settlement” means and refers to the form of notice attached as Exhibit D hereto, which shall be filed with the California Court upon satisfaction of the conditions specified in section 6.D of the Settlement Agreement.

“Payment Agent” shall have the meaning outlined in Section 4.3(b).

“Permanent Injunction” shall mean the Permanent Injunction entered September 5, 2019, at Docket No. 520, in the California Action, which shall remain in full force and effect and shall not be modified or impaired by this Plan.

“Person” shall mean any individual, corporation, limited liability company, partnership, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated association or organization, Governmental Unit or political subdivision thereof.

“Petition Date” shall mean October 18, 2017.

“Plan” or “Joint Chapter 11 Plan” shall mean this Plan of Reorganization, including, without limitation, the exhibits, supplements, appendices, Plan Supplement Documents, and schedules hereto, either in their present form or as the same may be altered, amended or modified from time to time.

“Plan Supplement Documents” shall mean the Note, the Security Agreement, the Settlement Agreement, the Covenant Not to Compete, and any other legal or contractual documents provided for by this Plan.

“Post-Confirmation Date Administrative Expenses” shall mean: (i) the fees and expenses of the Chapter 11 Trustee’s attorneys’ and other professionals following the Confirmation Date; (ii) the fees and expenses of the attorneys and Professionals hired to represent the Chapter 11 Trustee, the Debtor, the Reorganized Debtor, and the Estate (or any one of them) in any contested matter, or any adversary proceeding arising under or related to this Bankruptcy Case; and (iii) the fees, expenses, and costs of the Chapter 11 Trustee following the Confirmation Date.

“Preference Claims” shall mean and refer to all claims to recover a payment or property transferred on account of an antecedent debt, including without limitation claims under Section 547 of the Bankruptcy Code, and claims under Utah Code Ann. § 25-6-203(2) and other similar state statutes.

“Pre-Appointment Administrative Expense Claim” shall mean an Administrative Expense Claim against the Estate under Bankruptcy Code § 503(b), arising on or after October 18, 2017, and on or before August 28, 2019, as described in the Trustee’s Motion for Order: (i) Fixing a Bar Date for Filing Applications to Allow Administrative Expense Claims; (ii) Approving the Form of the Bar Date Notice; and (iii) Approving the Mailing Procedures, found at Docket No. 375 in the Bankruptcy Case, and the Order: (i) Fixing a Bar Date for Filing Applications to Allow Administrative Expense Claims; (ii) Approving the Form of the Bar Date Notice; and (iii) Approving the Mailing Procedures, found at Docket No. 399 in the Bankruptcy Case.

“Priority Claims” shall mean any and all Claims (or portions thereof), if any, entitled to priority under Section 507(a) of the Bankruptcy Code other than Administrative Expense Claims and Priority Tax Claims.

“Priority Tax Claims” shall mean any Claim of a Governmental Unit entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” shall mean a proportionate share of the total distribution made at any particular time under this Plan to the holders of Allowed Claims in a Class.

“Professionals” shall mean (i) those Persons employed pursuant to an order of the Bankruptcy Court in accordance with Sections 327 or 1103 of the Bankruptcy Code and to be compensated for services pursuant to Sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, and (ii) those Persons for which compensation and reimbursement is allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code.

“Reorganized Debtor” shall mean the Debtor, as reorganized after the Effective Date pursuant to the terms of this Plan. Any reference to the “Debtor” that follows the Effective Date shall be deemed to mean the Reorganized Debtor.

“Schedules” shall mean the schedules of assets and liabilities, the list of holders of interests and the statements of financial affairs filed by the Debtor or the Chapter 11 Trustee under Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules, lists and statements have been or may be supplemented or amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Claim” shall mean any Allowed Claim that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with Section 506(a) of the Bankruptcy Code, or, in the event that such Claim is a claim of setoff under Section 553 of the Bankruptcy Code, to the extent of such setoff.

“Security Agreement” shall have the meaning outlined in Section 4.3(c). A true and correct copy of the Security Agreement is attached as Exhibit C hereto.

“Settlement Agreement” shall mean the Settlement Agreement entered into on August 27, 2020 by (a) the Studios, (b) the Trustee on behalf of the Debtor, and (c) the Harmon Parties. A true and correct copy of the Settlement Agreement is attached as Exhibit A hereto.

“Settlement Amount” shall have the meaning set forth in the Settlement Agreement.

“Strike” shall have the meaning set forth in the Settlement Agreement.

“Studios” shall mean Disney Enterprises, Inc., Lucasfilm Ltd. LLC, Twentieth Century Fox Film Corporation, Warner Bros. Entertainment Inc., MVL Film Finance LLC, New Line Productions, Inc. and Turner Entertainment Co., individually and/or collectively, as the context may require.

“Studio Affiliates” shall have the meaning set forth in the Settlement Agreement.

“Studios Monetary Claim” shall have the meaning set forth in the Settlement Agreement. To avoid any confusion, provided, however, that the term “Studios Monetary Claims” shall not mean any Claims (if any) arising out of or pursuant to this Plan and the rights and protections granted to the Studios hereunder.

“Third Party” shall have the meaning set forth in the Settlement Agreement as to matters covered by the Settlement Agreement.

“Uncured Default” (a) shall have the meaning set forth in the Settlement Agreement as to matters covered by the Settlement Agreement, the Note and/or the Security Agreement, or (b) as to other matters, shall mean a Default not Cured within the Cure Period.

“Written Notice” (a) shall have the meaning set forth in the Settlement Agreement as to matters covered by the Settlement Agreement, the Note and/or the Security Agreement, or (b) as to other matters, (i) shall have the meaning specified by this Plan (if applicable), or (ii) shall have the meaning as determined by the Bankruptcy Court.

“VidAngel Credits” means any credit(s) that any Credit Holder has as of the Effective Date that can be used in lieu of payment for any aspect of the Debtor’s consumer-facing business.

“Voting Deadline” shall mean the deadline set by the Bankruptcy Court for voting on the Plan.

ARTICLE II
TREATMENT OF ALLOWED ADMINISTRATIVE EXPENSE CLAIMS AND ALLOWED PRIORITY TAX CLAIMS

Section 2.1 Non-Classification. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims are not classified for the purposes of voting on, or receiving distributions under, the Plan. All such Claims are instead treated separately in accordance with the terms in this Article II.

Section 2.2 Administrative Expense Claims.

(a)           Bar Date. All applications for allowance of Administrative Expense Claims other than (i) fees and expenses of Professionals Allowed pursuant to an Order of the Bankruptcy Court, (ii) fees and charges assessed against the Estate pursuant to 28 U.S.C. § 1930, and (iii) Pre-Appointment Administrative Expense Claims, shall be filed not later than thirty (30) days after the Effective Date. All Administrative Expense Claims not filed within thirty days after the Effective Date shall be barred. The deadline in the preceding sentence shall be construed and have the same force and effect as a statute of limitations. The Reorganized Debtor shall provide notice to all creditors listed on the mailing matrix of this bar date within ten days after the Effective Date. The Bankruptcy Court shall determine all Administrative Expense Claims. This clause is not intended, and shall not be construed, to set a bar date for Post-Effective Date Administrative Expenses, which will be paid by the Reorganized Debtor as set forth in Section 2.2(d)(2) of this Plan.

(b)           General. Except as otherwise agreed to by the Chapter 11 Trustee or the Reorganized Debtor, as applicable, and the holder of an Allowed Administrative Expense Claim, and subject to Section 2.2(c) below, each such holder shall be paid in full in Cash on the later of (i) the date such Allowed Administrative Expense Claim becomes due in accordance with its terms, and (ii) the Effective Date. If the Chapter 11 Trustee, the Reorganized Debtor, or their successor(s) or assign(s) dispute any portion of an Administrative Expense Claim, the Reorganized Debtor shall pay such Claim within 30 days after the entry of a Final Order with respect to the allowance of such disputed Administrative Expense Claim.

(c)           U.S. Trustee’s Fees. The United States Trustee’s quarterly fees shall be paid in full without prior approval pursuant to 28 U.S.C. § 1930.

(d)           Professional Compensation and Expense Reimbursement Claims.

(1)           Each Professional shall file a final application for the allowance of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date within thirty (30) days after the Effective Date. Any award granted by the Bankruptcy Court shall be paid (i) within fifteen days of the entry of the order of the Bankruptcy Court approving such award, unless a stay is obtained, or (ii) upon such other terms as may be mutually agreed upon between such holder of an Allowed Administrative Expense Claim and the Chapter 11 Trustee or the Reorganized Debtor, as applicable.

(2)           All Post-Effective Date Administrative Expenses of Professionals, including the attorneys’ fees and costs of the Trustee and his Professionals from the Effective Date through the date of entry of a final decree and Order closing the case (the “Case Closing Order”), shall be paid by the Reorganized Debtor upon receipt of reasonably detailed invoices therefor in such amounts and on such terms as such Professional and the Chapter 11 Trustee or the Reorganized Debtor, as applicable, may agree, without the need for further Bankruptcy Court authorization or entry of a Final Order.

Section 2.3 Priority Tax Claims.

At the sole election of the Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall be paid either (i) upon such terms as may be agreed to between the Debtor and such holder of an Allowed Priority Tax Claim, or (ii) in full in Cash on the later of the Effective Date or the date that such Allowed Priority Tax Claim would have been due if the Bankruptcy Case had not been commenced.

ARTICLE III
CLASSIFICATION OF CLAIMS

Claims, other than Administrative Expense Claims and Priority Tax Claims, shall be classified for all purposes, including voting on, confirmation of, and distribution pursuant to the Plan, as follows:

Class 1 - Priority Claims. Class 1 shall consist of all Allowed Priority Claims against the Debtor, other than Priority Tax Claims.

Class 2 - General Unsecured Claims. Class 2 shall consist of all Allowed General Unsecured Claims against the Debtor except for the Studios Monetary Claims and the Credit Holders’ Claims.

Class 3 – Studios Monetary Claims. Class 3 shall consist of the Studios Monetary Claims against the Debtor, all of which are deemed Allowed under this Plan.

Class 4 - Credit Holders’ Claims. Class 4 shall consist of all Allowed Credit Holders’ Claims.

Class 5 - Equity Interests in the Debtor. Class 5 shall consist of all Equity Interests in the Debtor.

ARTICLE IV
TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 4.1 Class 1 - Priority Claims.

(a)           Impairment. Class 1 is not impaired under the Plan. Holders of an Allowed Class 1 Claim shall be deemed to have voted to accept the Plan.

(b)           Payment. On the Effective Date, the holders of Allowed Class 1 Claims shall be paid from Distribution Funds the full amount of their claims in full satisfaction of those Claims.

Section 4.2 Class 2 - General Unsecured Claims.

(a)           Impairment. Class 2 is not impaired under the Plan. Holders of Allowed Class 2 Claims shall be deemed to have voted to accept the Plan.

(b)           Payment. On the Effective Date, the holders of Allowed Class 2 General Unsecured Claims shall be paid the full amount of their claims in Cash in full satisfaction of those Claims.

Section 4.3 Class 3 - Studios Monetary Claims.

(a)           Impairment. Class 3 is impaired under the Plan. Notwithstanding such impairment, the Studios are proponents of this Plan, and shall be deemed to have voted to accept the Plan.

(b)           Treatment of Claim. The Studios Monetary Claims are Allowed under this Plan (i.e., the Allowed Class 3 Claims) and shall be treated consistent with the terms set forth in the Settlement Agreement, Note and Security Agreement, which are incorporated by referenced as if restated herein in its entirety. To the extent of any inconsistency between the Settlement Agreement and the provisions of this Plan that govern the relationship(s) of the Studios and the Reorganized Debtor, the terms of the Settlement Agreement shall control. By way of summary, and without limitation:

(i)           the Reorganized Debtor shall be bound by, and shall observe and perform, the Express Covenants (excepting the Covenant Not to Compete described in Section 7.1 of the Plan, which does not apply as to the Reorganized Debtor), including (A) the Express Covenants as defined in the Settlement Agreement which are incorporated by reference and made part of this Plan under sections 7.2(b) (the Covenant Not to Sue), 7.2(c) (the Covenant Not to Seek Certain Changes in Law) and 7.3 (the No Use Covenant), and (B) the additional covenant specified in Section 7.2(a) (the Dismissal of the California Action appeals);

(ii)           as described in section 6.D of the Settlement Agreement, the Studios’ Monetary Claims, the Studios’ proofs of claims in the Bankruptcy Case and the Monetary Judgment in the California Action will be superseded by this Plan, Settlement Agreement, the Note, and the Security Agreement after all of the following events have occurred: (1) entry of the Approval Order and Confirmation Order and the occurrence of the Effective Date; (2) the dismissal of the appeals in the California Action; and (3) execution and delivery of the Note and the Security Agreement;

(iii)           the Permanent Injunction shall remain in full force and effect and is not considered part of the Studios’ Monetary Claims;

(iv)           the Reorganized Debtor will make and deliver the Note to the Studios as contemplated by the Settlement Agreement, and will perform according to its terms;

(v)           the Reorganized Debtor will make and deliver the Security Agreement to the Studios as contemplated by the Settlement Agreement, pursuant to which the Studios will be granted the Compliance Lien, and will perform according to its terms; and

(vi)           the Studios shall have the rights and remedies specified in the Settlement Agreement, the Note, the Security Agreement and this Plan.

(d)           Plan Supplement Documents. The Settlement Agreement, Note, Security Agreement, and other legal and contractual documents (the “Plan Supplement Documents”) contemplated or required by this Plan are attached hereto as Exhibits A through D respectively. The Confirmation Order shall specifically approve the form and content of the Plan Supplement Documents.

Section 4.4 Class 4 - Credit Holders’ Claims.

(a)           Impairment. Class 4 is arguably impaired under the Plan. Holders of Allowed Class 4 Claims shall be entitled to vote to accept or reject the Plan.

(b)           Payment. Holders of Allowed Class 4 Claims shall be entitled to use their VidAngel Subscription Credits as a credit towards the Reorganized Debtor’s Self-Selected Viewing Services, provided however, that any Credit Holder that has not used all of his or her VidAngel Subscription Credits by the date that is 18 months after the Effective Date he or she shall be assumed to have been abandoned and such Holder shall lose his or her remaining VidAngel Subscription Credits; and provided further, that no Credit Holder shall have any right to redeem his or her VidAngel Subscription Credits for Cash and no Credit Holder shall be paid from Distribution Funds.

(c)           Effect of Use of VidAngel Credits Prior to Effective Date. To the extent that a holder of an Allowed Class 4 Claim redeems some or all of its VidAngel Credits Prior to the Effective Date, the Allowed Claim of such Credit Holder(s) shall be deemed satisfied up to the amount redeemed.

Section 4.5 Class 5 - Equity Interests.

(a)           Impairment. Class 5 is arguably impaired under the Plan. Holders of Class 5 Equity Interests shall be entitled to vote to accept or reject the Plan.

(b)           Treatment. Each record holder of an Equity Interest in the Debtor shall retain its interest in the Debtor. The Reorganized Debtor shall be prohibited from making any distributions of Cash or other property to the holders of Equity Interests on account of such Equity Interests unless and until the Settlement Amount has been paid in full; provided, however, that such Equity Interests may be purchased by the Reorganized Debtor or redeemed from the proceeds of New Equity Options or capital contributions.

Section 4.6 No Penalties. Except as expressly stated in the Plan or the Plan Supplement Documents, or allowed by the Bankruptcy Court, no late charge or penalty, including but not limited to prepayment penalties, shall be allowed on any Claim subsequent to the Petition Date.

Section 4.7 All Defaults Cured and Waived; All Notes and Obligations Decelerated and Reinstated. Pursuant to Sections 1123(a)(5)(G) and 1124(2) of the Bankruptcy Code, among others, and except as otherwise provided by this Plan, all defaults by the Debtor that existed or that may have existed under any promissory note, loan document, unexpired lease, executory contract or other written agreement of or by the Debtor shall be deemed cured and waived as of the Effective Date. All notes, instruments or obligations that were accelerated pre-petition and/or pre-confirmation shall be decelerated and reinstated as of the Effective Date.

Section 4.8 No Assumed Liability. Except as otherwise expressly set forth in the Plan, the Reorganized Debtor shall not assume or be liable for any Claims.

Section 4.9 Satisfaction of Claims and Release. As of the Effective Date, all Claims against the Debtor and the Estate existing as of the Confirmation Date shall be satisfied and released except as provided in the Plan (and in the case of the Studios, except as provided in the Plan and in the Plan Supplement Documents).

Section 4.10 Amendments to Claims. On or after the Confirmation Date, a Claim may not be amended without the prior authorization of the Bankruptcy Court. Absent such authorization, any amended Claim filed shall be deemed disallowed in full and expunged without any further action.

 ARTICLE V
MEANS FOR EXECUTION OF THE PLAN

Section 5.1 Revesting of Property; Discharge and Release of Chapter 11 Trustee; Notice of Effective Date. Except as otherwise provided in this Plan, the Reorganized Debtor, as of the Effective Date, shall be vested with all of the assets of the Estate; provided, however, that the Reorganized Debtor shall remain subject to the supervision and control of the Chapter 11 Trustee until he is discharged and released him from his duties and obligations as Chapter 11 Trustee by Order of the Bankruptcy Court. Upon the earlier of (a) the entry of a final decree and Order closing the case pursuant to Section 350 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3022, or (b) entry of an order discharging and releasing him from his duties and obligations as Chapter 11 Trustee, the Chapter 11 Trustee and shall have no further obligations to the Court, the Debtor, its creditors or its equity holders.  Unless such period is enlarged by Order of the Bankruptcy Court, the Chapter 11 Trustee, the Studios and/or the Reorganized Debtor shall request entry of the Case Closing Order within no more than sixty (60) days from the Effective Date, and the Case Closing Order shall be entered by no later than one hundred (100) days from the Effective Date. The Studios, the Chapter 11 Trustee or the Reorganized Debtor shall file a Notice of Effective Date with the Court indicating that the Effective Date has occurred.

Section 5.2 Continuation of Business Operations. Except as otherwise expressly set forth in the Plan, from and after the date of entry of the Case Closing Order, the Reorganized Debtor is authorized to continue its normal business operations, and enter into such transactions as it deems advisable, free of any restriction or limitation imposed under any provision of the Bankruptcy Code.

Section 5.3 Continuation of Anti-Discrimination Provisions of Bankruptcy Code. A governmental unit may not deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against, the Debtor, the Reorganized Debtor, or another Person with whom the Debtor or the Reorganized Debtor have been or are associated or affiliated, solely because of the commencement, continuation, or termination of the Bankruptcy Case or because of any provision of the Plan or the legal effect of the Plan, and the Confirmation Order will constitute an express injunction against any such discriminatory treatment by a governmental unit.

Section 5.4 Effect of Entry of Case Closing Order. As of the date of entry of the Case Closing Order, the Debtor’s existing management team shall assume full control of the Debtor and its Assets subject to the terms and requirements of this Plan and the Plan Supplement Documents, and all Assets will vest in the Reorganized Debtor free and clear of all Claims, Liens, and other interests except as otherwise expressly provided in and subject to the terms of the Plan and the Plan Supplement Documents and the Confirmation Order.  As more particularly specified in the Settlement Agreement and the Security Agreement: (a) substantially all of the Assets of the Reorganized Debtor will be subject to the Compliance Lien during the 14-year period after the Effective Date; (b) the Reorganized Debtor may be subject to restrictions on selling assets without the Studios’ consent; (c) the Reorganized Debtor remains subject to the California Court’s Permanent Injunction; and (d) the Reorganized Debtor shall remain obligated to observe the Express Covenants (excepting the covenant specified in section 7.1 of the Plan, which does not apply as to the Reorganized Debtor).

Section 5.5 Promissory Note.

(a)           As set forth more fully in the Settlement Agreement and Section 4.3(b)(iv) of the Plan, and subject to and effective upon the occurrence of the Effective Date, the Reorganized Debtor (and/or the Chapter 11 Trustee on behalf of the Reorganized Debtor) shall execute and deliver the Note to the Studios.

(b)           If, upon the expiration of fourteen (14) years after the Effective Date, the Settlement Amount is timely paid in full and there is no Uncured Default and there have not been four Strikes in a consecutive five (5) year period, then the Note shall be cancelled, and the original Note marked “Paid and Cancelled” shall be returned to the Reorganized Debtor.

(c)           Even if the Settlement Amount is timely paid in full, the Note shall remain valid and effective for fourteen (14) years from the Effective Date. If prior to the expiration of fourteen (14) years from the Effective Date, the Studios prevail in an Enforcement Action against the Reorganized Debtor, as set forth in Section 4.E of the Settlement Agreement, the Bankruptcy Court (or, if applicable, the alternative Utah courts specified in Section 11.3) may, in addition to any other relief authorized under section 4.E of the Settlement Agreement, order the immediate acceleration of the Note and may enter a money judgment in the amount of the unpaid balance of the Note.

Section 5.6 Security Agreement and Compliance Lien.

(a)           As set forth more fully in the Settlement Agreement and Section 4.3(b)(v) of the Plan, and subject to and effective upon the occurrence of the Effective Date, the Reorganized Debtor (and/or the Chapter 11 Trustee on behalf of the Reorganized Debtor) shall execute and deliver the Security Agreement to the Studios.

(b)           Pursuant to the Settlement Agreement and upon delivery of the fully executed Security Agreement, the Reorganized Debtor shall be deemed to have granted the Compliance Lien to the Studios as of the Effective Date, which Compliance Lien shall constitute a lien on the Collateral (as defined and specified in the Security Agreement).

(c)           Upon delivery of the fully executed Security Agreement to the Studios, the Compliance Lien shall attach and become valid, binding, continuing, enforceable, fully-perfected and non-avoidable by operation of law as of the Effective Date without any further action by the Studios or any other party in interest, and without the necessity of execution by the Debtor, the Chapter 11 Trustee or any other party in interest of a separate document, or the filing or recordation, of any financing statements, security agreements, mortgages, deeds of trust, or other documents. Nonetheless, the Studios may file financing statements (and at the appropriate time continuation statements) in appropriate filing offices (including the State of Utah, Department of Commerce, Division of Corporations and Commercial Code, and United States Patent & Trademark Office) as they deem necessary or appropriate to perfect the Compliance Lien. Provided the Reorganized Debtor is not in Default (i.e., there is no Notice of Default that is not Cured or the subject of a Notice of Dispute or Enforcement Action proceeding), the Compliance Lien shall be released and eliminated, and the Security Agreement shall expire, fourteen (14) years after the Effective Date. Neither the expiration of the Compliance Lien, nor satisfaction of payment obligations of the Note, shall relieve the Reorganized Debtor of its obligations to comply with the Express Covenants.

(d)           The Studios shall be obligated to subordinate the Compliance Lien on the terms and conditions specified in the Settlement Agreement and in the Security Agreement.

(e)           Compliance Lien Shall Not Trigger a Default. Notwithstanding any provision in this Plan or in any lease, loan agreement or executory contract of the Debtor to the contrary, neither the execution of the Security Agreement, nor the granting of the Compliance Lien, nor the continuation of the Compliance Lien, nor any acts by the Reorganized Debtor or the Studios to perfect the Compliance Lien shall constitute, create or trigger a default by the Debtor or an event of default.

(f)           Limitations on Enforcement. The Compliance Lien shall be limited to, and enforceable only to the extent authorized by, the Settlement Agreement. Without limitation, the Compliance Lien granted hereunder and Secured Parties’ rights in collateral pledged under the Security Agreement, may be enforced only through the institution of an Enforcement Action, subject to the notice requirements and limitations specified in the Settlement Agreement, including in section 4.E thereof.

Section 5.7 Distributions on Account of Claims and Interests. The Reorganized Debtor shall make the distributions contemplated under the Plan (or establish the reserves required by this Plan) from Cash assets in existence on the Effective Date and from additional cash, assets and property generated or obtained after the Effective Date, and in accordance with the procedures set forth in Section 6.1 of this Plan. Pursuant to Section 1142 of the Bankruptcy Code, in the event the Reorganized Debtor fails to fulfill its payment obligations under this Plan the Studios or any other parties in interest may, but shall not be required to, request that the Court enter an order either (a) directing the Reorganized Debtor to make such payments, (b) appointing an appropriate third party to control and oversee the Reorganized Debtor’s payment obligations, or (c) exercise the other rights granted to them by this Plan (or, in the case of the Studios, by the Plan Supplement Documents).

Section 5.8 Employment of Professionals. Following the Effective Date, the Reorganized Debtor may employ attorneys, accountants, or other professionals as it may deem appropriate in the ordinary course of business and pay such professionals’ reasonable fees and expenses. Professionals employed by the Reorganized Debtor after the Effective Date shall not be subject to Bankruptcy Court approval.

Section 5.9 Ability to Incur Debt. The Reorganized Debtor may incur debt after the Effective Date on a secured or unsecured basis without further notice, opportunity for hearing or order, except only to the extent the terms and provisions of this Plan or the Settlement Agreement expressly and specifically provide otherwise.

Section 5.10 Management of Reorganized Debtor. Effective upon the entry of the Case Closure Order, the Reorganized Debtor shall be managed day-to-day by the Debtor’s officers, including Neal Harmon (CEO), Jeffrey Harmon (CMO), Elizabeth Ellis (President/COO), Patrick Reilly (CFO), and Joseph Wecker (CTO). Until the date of entry of the Case Closure Order, the Reorganized Debtor shall be managed by the same individuals, but subject to the oversight and direction of the Trustee.

Section 5.11 Settlement and Compromise.

Pursuant to and consistent with Section 1123(b)(3) of the Bankruptcy Code, Federal Rule of Bankruptcy Procedure 9019 and other applicable law, this Plan (including the Plan Supplement Documents) provides for the settlement and adjustment of legal claims and interests belonging to the Debtor and the estate. In exchange for the consideration provided to the Studios herein and in the Plan Supplement Documents—including the covenants and agreements in Sections 7.2 and 7.3, the release of the Studios under the Settlement Agreement, the Note, the Security Agreement, the Compliance Lien and the Settlement Agreement—the Studios have agreed to substantially reduce their Claims as provided herein. The Confirmation Order shall, among other provisions, specifically approve this settlement and compromise pursuant to Section 1123(b)(3), Bankruptcy Rule 9019 and other applicable law.

Section 5.12 New Equity and Restructuring Options.

Notwithstanding anything to the contrary under the Plan, the Reorganized Debtor may issue new equity interests after the Effective Date, including without limitation, by: (i) offering employees “options” or “rights” to purchase equity interests in the Reorganized Debtor; (ii) implementing new rounds of Crowdfunding; (iii) issuing or selling shares, certificates, notes, bonds, indentures, purchase rights, options, warrants, or other instruments, documents, or methods providing for new ownership interests in the Reorganized Debtor (collectively, the “New Equity Options”). Nothing herein is intended to constitute the disclosure of such information as may be required by the SEC, similar state agencies, or federal or state law for the sale of securities. In the event that any or all of the New Equity Options are implemented, the Reorganized Debtor shall provide such disclosures at such time as are required by applicable law. The Debtor is, and shall be, authorized to issue and award up to 956,200 Class A Stock Options to the Debtor’s Employees as of the Effective Date. To the extent that the Debtor has reserved additional Class A Options for its Employees or future employees, the Reorganized Debtor may issue or award such options at any time after the Effective Date. Subject to the requirements of its organizational and other corporate documents, the Reorganized Debtor shall retain full discretion as to how, to whom, and in what amounts it will issue the Class A Stock Options.

The Reorganized Debtor may restructure or otherwise reorganize its corporate structure, including, without limitation, by “spinning off” its “original content” line of business, its Self-Selected Viewing Service business, and its “DryBar Comedy” line of business into three or more separate entities. It is possible that such a “spin off” could entail the transfer of a portion, all, or substantially all of the Reorganized Debtor’s assets into one or more newly formed entities. Notwithstanding any “spin off” of any of its lines of business, the new entities, the Reorganized Debtor, and all property of the new entities and the Reorganized Debtor, shall remain subject to the provisions of this Plan, the Settlement Agreement and the Plan Supplement Documents as though each is considered to be part of “Reorganized Debtor” or its property, including without limitation paying obligations under the Plan, the Express Covenants, and the Notes and Security Agreement. Further, each new entity shall sign such further documentation as the Studios may reasonably request in order to document and affirm or reaffirm their agreement to be bound by the terms of this Settlement Agreement, the Plan and the Plan Supplement Documents, and the Studios are hereby authorized to file and/or record such UCC-1 financing statements or other document as they deem appropriate in their sole discretion to evidence the creation, attachment and/or perfection of their lien on the assets of the new entities.

ARTICLE VI
IMPLEMENTATION OF THE PLAN

Section 6.1 Method of Distributions Under the Plan.

(a)           In General. Subject to Bankruptcy Rule 9010, all distributions under the Plan to be made to the holder of each Allowed Claim shall be mailed by first class mail, postage prepaid, to the address of such holder as listed on the Schedules as of the Confirmation Date, unless the Debtor or the Reorganized Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or notice of transfer of claim filed by such holder that provides an address for such holder different from the address reflected on the Schedules. The Debtor and the Reorganized Debtor shall have no obligation to locate such holders whose distributions or notices are properly mailed but nevertheless returned.

(b)           Form of Distributions. Any payment of Cash made by the Reorganized Debtor pursuant to the Plan shall be made by check; provided, however, that after the occurrence of the Effective Date, the Reorganized Debtor is not obligated to make any Cash payment under the Plan unless the payment exceeds fifty dollars ($50); provided, further, that Cash equal to 100% of the distributions to which the holder of a Claim would be entitled under the Plan if the payment to such holder was less than or equal to fifty dollars ($50) shall be maintained in a reserve (the “Small Payment Reserve”) for the benefit of such holder until an aggregate of at least fifty ($50) dollars is payable to such holder and at such time the holder shall receive a payment equal to 100% of the distributions to which it would otherwise be entitled. The remaining balance of the Small Payment Reserve shall be returned to the Reorganized Debtor’s general funds once all objections to Claims have been resolved, free and clear of any claim or interest of any holder of a Claim under the Plan.

(c)           Reversion of Unclaimed Checks. The amount of any checks issued for distributions under the Plan that remain uncashed for a period of 180 days after the date of such distribution shall revert and be vested in the Reorganized Debtor free and clear of any claim or interest of any holder of a Claim under the Plan.

(d)           Distributions to be on Business Days. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

(e)           Distributions to Holders as of the Confirmation Date. As of the close of business on the Confirmation Date, the claims register shall be closed. The Reorganized Debtor shall have no obligation to recognize any transfer of any Claims occurring after the close of business on the Confirmation Date, and shall instead be entitled to recognize and deal for all purposes under the Plan with only those holders of record as of the close of business on the Confirmation Date.

(f)           Withholding Taxes on Distributions. The Reorganized Debtor shall withhold from any Cash or property distributed under the Plan such amounts as the Reorganized Debtor is obligated under non-bankruptcy law to withhold and transmit to taxing authorities.

Section 6.2 Objections to Disputed Claims. Any objections to Claims against the Estate may be prosecuted by the Debtor, the Reorganized Debtor or any other party in interest. Except for the Studios Monetary Claims, which are deemed Allowed by this Plan, or as otherwise provided by order of the Bankruptcy Court, the Debtor, Reorganized Debtor or any other party in interest may file an objection to any Claim until ninety (90) days after the Effective Date.

Section 6.3 Resolution of Claims. The Court shall have entered orders or there shall be agreements satisfactory to the Chapter 11 Trustee or the Reorganized Debtor concerning Claims, any Liens asserted by holders of Claims, and any interests in the Debtor (which may be orders included within the Confirmation Order) that, in the sole discretion of the Chapter 11 Trustee are required for the feasibility and implementation of the Plan.

Section 6.4 Estimation of Claims. Prior to the Confirmation Date, the Chapter 11 Trustee and/or the Studios may request that the Bankruptcy Court estimate a Disputed Claim, pursuant to Section 502(c) of the Bankruptcy Code, as necessary to confirm the Plan. If the Bankruptcy Court determines the maximum limitation of such Claim, such determination shall not preclude the Studios, the Chapter 11 Trustee, the Debtor or any other party in interest from pursuing any additional proceedings to object to any ultimate payment of such Claim. If the Bankruptcy Court determines the Allowed amount of such Claim, the amount so determined shall be deemed the amount of the Disputed Claim for all purposes under this Plan. All such proceedings are cumulative and not exclusive remedies. For the avoidance of doubt, the Studios Monetary Claims are not subject to estimation.

Section 6.5 Retention and Preservation of Claim Objections and Causes of Action. Except as otherwise provided by this Plan, pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, on the date of entry of the Case Closing Order, the Debtor and the Reorganized Debtor’s rights to object to all Claims and Interests asserted against the Estate and all of the Debtor’s or Estate’s Causes of Action, including without limitation: (1) the Debtor’s Causes of Action asserted in any adversary proceeding, state court proceeding, or any other proceeding which is pending as of the Confirmation Date; (2) all Claims and Causes of Action disclosed in the Schedules or Statement of Financial Affairs which are incorporated herein by reference; (3) all Claims and Causes of Action described in the Trustee’s Disclosure Statement; (4) any Claims and Causes of Action contained in any contested matter or objection to Claim pending on the Confirmation Date; (5) any Claims and Causes of Action held by the Debtor or the Estate, arising pre- or post-Petition Date, against the Debtor’s officers, employees, directors, and shareholders; (6) any Claims and Causes of Action held by the Debtor or the Estate, arising pre- or post-Petition Date, for professional or legal malpractice, including without limitation Claims and Causes of Action against David Quinto, Kupferstein Manuel & Quinto, LLP, and Kaplan Voekler Cunningham & Frank, PLC; (7) any Claims and Causes of Action against Non- Compliant Professionals, including without limitation, Fred Pena, Pena Legal, LLC, J. Morgan Philpot, and Oyster Consulting, LLC; (8) any Claims and Causes of Action against VAS Portal, LLC, VAS Brokerage, LLC, and Studio Brokerage, LLC; (9) all Avoidance Actions, including without limitation actions under Bankruptcy Code § 549 for unauthorized transfers made by the Debtor; and (10) any and all other Claims and Causes of Action that the Debtor holds preconfirmation, including, but not limited to, Claims for unpaid accounts receivable, shall vest in the Estate, and shall be subject to the exclusive control and authority of the Reorganized Debtor. Prior to the date of entry of the Case Closing Order, all such rights shall continue to be held by the Chapter 11 Trustee, as the representative of the Estate.

As more fully outlined in the Settlement Agreement and this Plan, the Class 3 Studios Monetary Claims are Allowed under this Plan; the Debtor’s appeals of those claims shall be deemed abandoned and dismissed pursuant to Section 7.2(a) of this Plan; and the Reorganized Debtor will not retain any rights to pre-Confirmation Claims or Causes of Action that the Debtor or the Estate may otherwise have been entitled to assert against the Studios.

ARTICLE VII
EXPRESS COVENANTS

Section 7.1 Debtor’s Management Covenant Not to Compete.

Consistent with this Plan and the Settlement Agreement, the Confirmation Order shall provide that for Neal Harmon and Jeffrey Harmon to remain in management positions with the Reorganized Debtor, and as a condition to their continued employment, each shall execute in favor of the Reorganized Debtor a one-year covenant not to compete in the business of “Self-Selected Viewing” (a) in form substantially similar to what is attached hereto as Exhibit E, or (b) in an alternative form approved by, and acceptable to, Neal Harmon and Jeffrey Harmon, the Trustee and the Studios.

Section 7.2 Abandonment of Debtor’s Appeals in California Action; Covenant Not to Sue; Covenant Not to Seek Certain Changes in Law.

(a)           As of the Effective Date, and as specified in the Confirmation Order, the Chapter 11 Trustee, the Debtor, the Reorganized Debtor and the Estate shall be deemed to have abandoned all appeals in the California Action; and within three (3) business days after the Effective Date the Chapter 11 Trustee, on behalf of the Debtor and Reorganized Debtor, shall file a Notice of Voluntary Dismissal, and take all other steps necessary to dismiss all appeals in the Ninth Circuit, including Nos. 19-56174 and 20-55352.

(b)           Section 2.B of the Settlement Agreement is incorporated by reference as if restated in its entirety in this section 7.2(b) (such terms and conditions, the “Covenant Not to Sue”) as a covenant of the Reorganized Debtor.

(c)           Section 2.C of the Settlement Agreement is incorporated by reference as if restated in its entirety in this section 7.2(c) (such terms and conditions, the “Covenant Not to Seek Certain Changes to Law”) as a covenant of the Reorganized Debtor.

Section 7.3 “No Use Covenant” Applicable to the Studios’ Copyrighted Works. Section 2.A of the Settlement Agreement is incorporated by reference as if restated in its entirety in this section 7.3 (such terms and conditions, the “No Use Covenant”) as a covenant of the Reorganized Debtor.

Section 7.4 Effective Date of the Express Covenants. The Express Covenants become effective as of the Effective Date and claims alleging a breach of an Express Covenant are limited to conduct occurring on or after the Effective Date.

Section 7.5 No Intended Third Party Beneficiaries; Enforcement of the Express Covenants. The covenant not to compete contemplated under section 7.1 of this Plan is solely for the benefit of the Reorganized Debtor, and there are no intended third-party beneficiaries (including the Studios). Only the Reorganized Debtor may enforce the covenant not to compete under section 7.1 of this Plan, and then only according to the terms and conditions of the written agreement and the limits of Utah law.

Only the Studios may enforce the Express Covenants under sections 7.2 and 7.3 of this Plan and/or the Studios’ rights and remedies under the Settlement Agreement, the Note and the Security Agreement. The right and ability of the Studios to enforce the Settlement Agreement, the Note, the Security Agreement and/or the Express Covenants under sections 7.2 and 7.3 of this Plan are subject to the limits imposed under, and the terms and conditions of, the Settlement Agreement, including (as specified in the Settlement Agreement) certain notice obligations, cure rights, and dispute resolution procedures. Without limitation, the Express Covenants under sections 7.2 and 7.3 of this Plan may be enforced only by instituting an Enforcement Action in the Bankruptcy Court (or, if applicable, the alternative Utah courts specified in Section 11.3).

ARTICLE VIII
VOTING ON THE PLAN

Section 8.1 Voting of Claims. Each holder of an Allowed Claim in an impaired Class which retains or receives property under the Plan shall be entitled to vote separately to accept or reject the Plan and indicate such vote on a duly executed and delivered ballot as provided in such order as is entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan. As the treatment of Class 4 Credit Holders’ Claims under Section 4.4 and Class 5 Equity Interests under Section 4.5 is substantively identical to the treatment of such classes under the Trustee’s proposed Plan of Reorganization, dated April 9, 2020 [Dkt. 596], and as voting has already been conducted on that plan, the Trustee and the Studios reserve the right to assert that the results of voting by Classes 4 and 5 on the Trustee’s proposed Plan of Reorganization (i.e., their acceptance of the plan) should likewise apply to this Plan.

Section 8.2 Nonconsensual Confirmation. If any impaired Class entitled to vote shall not accept the Plan or be deemed to have accepted the Plan by the requisite statutory majorities provided in Sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable, or if any impaired class is deemed to have rejected the Plan, the Trustee and the Studios reserve the right (i) to confirm the Plan under Section 1129(b) of the Bankruptcy Code, and (ii) to amend the Plan to the extent necessary to obtain entry of a Confirmation Order.

ARTICLE IX
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 9.1 Assumption of Executory Contracts and Unexpired Leases; Deemed Cure Amount. Any executory contract or unexpired lease which (i) has not expired by its own terms on or prior to the Confirmation Date, (ii) has not been assumed and assigned or rejected with the approval of the Bankruptcy Court on or prior to the Confirmation Date, (iii) is not the subject of a motion to assume or reject which is pending at the time of the Confirmation Date, or (iv) is not the basis of a Credit Holders’ Claim, shall be deemed assumed as of the Effective Date. If there has been a default in an executory contract or unexpired lease, then the Reorganized Debtor shall cure or provide adequate assurance that it will promptly cure such default prior to its assumption of such lease or contract, as required under (and subject to the limitations of) Bankruptcy Code § 365(b), unless otherwise agreed to by the Reorganized Debtor and the counterparty to such lease or executory contract. Unless the counterparty to an unexpired lease or executory contract provides notice on or before the Confirmation Date, any existing defaults shall be deemed cured as of the Effective Date, and the deemed cure amount for any such lease or contract is $0. Any dispute regarding a cure amount or the cure of any other existing default under an unexpired lease or executory contract shall be heard and determined by the Bankruptcy Court. Any claim for a cure amount or the cure of any other existing default under an assumed lease or executory contract must be filed with the Court and served on the Reorganized Debtor by no later than 30 days after the Confirmation Date.

Section 9.2 Post-Petition Agreements Unaffected By Plan. Except as otherwise expressly provided herein, nothing contained in the Plan shall alter, amend or supersede any agreements or contracts entered into by the Debtor after the Petition Date that were otherwise valid, effective and enforceable against the Debtor as of the Confirmation Date. The Reorganized Debtor shall be deemed to be substituted for any Debtor in such contract or agreement, as applicable, and the Reorganized Debtor shall have all right, title and interest of the Debtor under such contract or agreement as if the Reorganized Debtor had been the original contracting party thereunder.

Section 9.3 Credit Holders’ Claims Treated Under Section 4.4. Neither the assumption nor rejection of any executory contract under this plan shall alter, amend, or supersede the treatment afforded to Credit Holders under Section 4.4 of this Plan. Accordingly, the executory contracts on which the Credit Holders’ Claims are based are deemed rejected under the Plan, provided, however, that the Credit Holders shall be entitled to treatment under Section 4.4 of this Plan.

ARTICLE X
CONDITIONS PRECEDENT TO EFFECTIVE DATE

Section 10.1 Conditions Precedent to Effectiveness. The Plan shall not become effective, and the Effective Date shall not occur, unless and until the following conditions shall have been satisfied or waived:

(a)           this Plan is confirmed without material change (unless such change has been expressly agreed to by the Studios and the Trustee), the Plan Supplement Documents are approved by the Bankruptcy Court without material change (unless such change has been expressly agreed to by the Studios and the Trustee) and the Confirmation Order, in form and substance reasonably acceptable to the Studios and the Trustee, shall have been entered by the Bankruptcy Court;

(b)           The form and content of the Plan Supplement Documents have all been approved in the Confirmation Order, and the same have all been executed, delivered and, if necessary, properly acknowledged and/or recorded, and all other actions, documents and agreements necessary to implement the Plan and the Settlement Agreement shall have been executed, delivered and, if necessary, properly acknowledged and/or recorded, and shall have become effective; and

(c)           the Estate shall have sufficient Cash to meet all Cash funding obligations under the Plan required to be made on the Effective Date.

Section 10.2 Failure of Conditions Precedent. Notwithstanding anything in this Plan to the contrary, the conditions set forth in Section 10.1 above must be satisfied or waived on or before sixty (60) days after the Confirmation Date. In the event that the conditions set forth in Section 10.1 above are not satisfied on or before sixty (60) days after the Confirmation Date, then the Plan shall be deemed revoked and withdrawn, the Confirmation Order shall be deemed vacated, and the Plan Supplement Documents shall become void and unenforceable.

Section 10.3 Waiver of Conditions. The Studios and the Trustee may jointly waive one or more of the conditions precedent to the effectiveness of the Plan set forth in Section 10.1 above, but neither the Studios nor the Trustee shall have the right to unilaterally waive such conditions.

ARTICLE XI
RETENTION OF JURISDICTION

Section 11.1 Retention of Jurisdiction. Except only as expressly and specifically permitted under the Settlement Agreement or this Plan, after the Effective Date and for a period of fourteen (14) years thereafter, and notwithstanding the entry of the Case Closure Order, the Bankruptcy Court shall retain exclusive jurisdiction over the Bankruptcy Case, the Plan, the Settlement Agreement, the Note and the Security Agreement, including to address the following specified matters arising out of, and related to, the Bankruptcy Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code:

(a)           to hear and determine any and all objections to the allowance of any Claims or any controversies as to the classification of any Claims or estimate any Disputed Claim;

(b)           to hear and determine any and all applications by Professionals for compensation and reimbursement of expenses;

(c)           to hear and determine any and all pending applications for the rejection or assumption of executory contracts and unexpired leases, and fix and allow any Claims resulting therefrom;

(d)           to enforce the provisions of the Plan, the Settlement Agreement, the Note and the Security Agreement, subject to the terms thereof;

(e)           to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or in the Confirmation Order as may be necessary to carry out the purpose and the intent of the Plan;

(f)           to determine any Claim or liability to a Governmental Unit which may be asserted as a result of the transactions contemplated herein;

(g)           to hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

(h)           to hear and determine any and all adversary proceedings, applications, contested matters and other litigated matters pending on the Confirmation Date;

(i)           to enforce the releases, exculpatory provisions and/or injunctions described or provided under this Plan, which shall include jurisdiction to enter temporary restraining orders, preliminary injunctions, permanent injunctions, contempt sanctions and other appropriate orders and remedies, including to stay and prevent litigation filed or pending before another court or tribunal; and

(j)           to determine such other matters as may be provided for in the Confirmation Order.

Except only as expressly and specifically permitted under the Settlement Agreement or this Plan, the Studios will pursue their Default Remedies in the Bankruptcy Court (or, if applicable, the alternative Utah courts specified in section 11.3, below). The Bankruptcy Court’s retention of exclusive jurisdiction under this section 11.1, and/or under section 11.2 below, is not intended, and shall not be construed, to limit the Studios’ rights to seek relief as specified in section 4.B.1 of the Settlement Agreement.

Section 11.2 Exclusive Jurisdiction. Except only as expressly and specifically permitted under the Settlement Agreement or this Plan, the Bankruptcy Court (or, if applicable, the alternative Utah courts specified in Section 3.G.) shall have exclusive jurisdiction to enforce the Settlement Agreement, the Note, the Security Agreement, and the Studios’ rights under this Plan. Without limitation, the Bankruptcy Court (or, if applicable, the alternative Utah courts specified in Section 3.G.) shall have exclusive and continuing jurisdiction to enforce the Express Covenants under sections 7.2 and 7.3 of this Plan (and under Section 2 of the Settlement Agreement) and any and all remedies under the Note, the Security Agreement, and/or the Compliance Lien.  The Studios will pursue their Default Remedies under the Settlement Agreement, the Note, the Security Agreement and under the Plan, including remedies for any Uncured Breach, exclusively in the Bankruptcy Court (or, if applicable, the alternative Utah courts specified in Section 11.3). The Bankruptcy Court’s retention of exclusive jurisdiction under this section 11.2, and/or under section 11.1 above, is not intended, and shall not be construed, to limit the Studios’ rights to seek relief as specified in section 4.B.1 of the Settlement Agreement.

Section 11.3 Alternative Exclusive Jurisdiction. To the extent the Bankruptcy Court does not accept jurisdiction of enforcement proceedings as described in the Settlement Agreement (incorporated herein), such must then be filed with the Federal District Court for the District of Utah (Salt Lake City), and the Studios and the Reorganized Debtor consent to jurisdiction (and will not dispute jurisdiction) before that court and agree to stipulate and abide by the same timing considerations described in section 3.E of the Settlement Agreement unless ordered otherwise. If both the Bankruptcy Court and the Federal District Court for the District of Utah refuse to accept jurisdiction, the proceedings must then be filed with the Third Judicial District Court in and for Salt Lake County, State of Utah, located at Matheson Courthouse, 450 South State Street in Salt Lake City, Utah.

Section 11.4 Exclusive Jurisdiction Over Permanent Injunction. Nothing in this Plan shall impact the exclusive jurisdiction of the California Court to interpret and enforce the Permanent Injunction.

Section 11.5 Closure of Case.

(a)           Closing the Bankruptcy Case. Pursuant to Local Rule 3022-1, the Bankruptcy Case shall be administratively closed pursuant to 11 U.S.C. § 350, following (i) notice and a motion for final decree filed by the Trustee or by the Reorganized Debtor to the Bankruptcy Court that all payments due as of the Effective Date have been paid and the Plan has been substantially consummated; and (ii) the entry of the Case Closing Order.

(b)           Post-Confirmation Payments to United States Trustee. Until entry of an Order closing, dismissing or converting the Bankruptcy Case, any quarterly payments due to the office of the United States Trustee prior to the Effective Date of the Plan shall be paid in accordance with 28 U.S.C. § 1930(a)(6) by the Reorganized Debtor. No quarterly payments shall come due or be required after the Bankruptcy Case is closed, unless the Bankruptcy Case for any reason is reopened.

(c)           Reopening Case. At any time after the entry of the Case Closing Order, the Bankruptcy Case may be reopened to address the matters set forth in this Plan or to address any other matters authorized by the Bankruptcy Code upon ex parte application of the Reorganized Debtor, the Studios or any other party in interest and submission of an appropriate order to the Bankruptcy Court provided, however, that any order reopening the Bankruptcy Case shall not reinstate the Chapter 11 Trustee. Rather, as set forth in Section 5.1 of this Plan, upon entry of the Case Closing Order the Chapter 11 Trustee shall be discharged and shall have no further obligations to the Court, the Debtor, its creditors or its equity holders.

ARTICLE XII
MISCELLANEOUS

Section 12.1 Continuation of Injunctions or Stays Until Effective Date

Section 12.2 . All injunctions or stays provided for in the Bankruptcy Case under Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. Discharge. Pursuant to Section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created pursuant to the Plan (including, without limitation, the Plan Supplement Documents), the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor, the Estate, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtor prior to the Confirmation Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to Section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to Section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all pre-Confirmation Date Claims, Interests, and Causes of Action, subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan.

Section 12.3 Injunction Relating to the Plan. As of the Effective Date, and except as otherwise provided in this Plan or the Plan Supplement Documents, all Persons are hereby permanently enjoined from commencing or continuing, in any manner or in any place, any action or other proceeding, whether directly, indirectly, derivatively or otherwise against the Debtor, its Estate, the Reorganized Debtor, or their successors-in-interest or assigns, on account of, or respecting any Claims, debts, rights, Causes of Action or liabilities discharged or treated pursuant to the Plan. Upon entry of the Confirmation Order, and except as otherwise authorized by this Plan or the Plan Supplement Documents, all holders of Claims and Equity Interests and other parties in interest, along with all persons in active concert or participation with them, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. Further, except as otherwise expressly provided in the Plan, the Plan Supplement Documents or the Confirmation Order, all Persons who have held, hold, or may hold Claims against the Debtor, or who have held, hold or may hold any debt or interest relating to the Debtor, are permanently enjoined, from and after the Effective Date, to the maximum extent permitted by law, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, debt or interest against the Reorganized Debtor or the Estate or (ii) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against the immediate or any mediate transferee of any property distributed pursuant to the Plan or of any putative securities, based upon a claim that the transferor’s receipt of such property constituted a fraudulent transfer, fraudulent conveyance, preference, violation of bulk sales or other law, or based upon any other claim that receipt and/or distribution of property by transfer pursuant to the Plan is wrongful, whether in law or equity.

Section 12.4 Broad Injunction. The intent of sections 12.2 and 12.3 is to provide the broadest possible injunction permitted by law and, to the extent permitted by law, to expand the scope of that injunction for the benefit of the Reorganized Debtor to the extent that, at any time after the Effective Date, the law is clarified or changed to permit such a broader injunction. The injunction in the Confirmation Order shall provide that, except as otherwise authorized by the Settlement Agreement, the Plan or the Confirmation Order, the holders of Claims shall be enjoined from commencing or continuing any such specified action or proceeding against Reorganized Debtor with respect to any Claim or property of the Estate, including Claims based in whole or in part on an allegation: (i) that the Debtor breached any contract, with, or any duty or obligation to the Creditor; (ii) that the Debtor was the alter ego or instrumentality of another Person; (iii) that the Debtor made any preferential or fraudulent transfer or any other voidable transfer or payment to any Person; or (iv) that the Debtor or the Estate are liable for any act or omission.

Section 12.5 Exculpation. Notwithstanding anything herein to the contrary, the Studios, the Debtor, the Chapter 11 Trustee, and their attorneys, accountants, officers, employees, professionals, or agents (the “Exculpated Parties”) shall not have or incur, and each Exculpated Party is released and exculpated from, any liability to any Holder of a Cause of Action, Claim, or Interest for any act or omission in connection with, relating to, or arising out of the formulation, preparation, dissemination, negotiation, filing, or consummation of this Plan or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan or the pursuit of consummation of this Plan. The Exculpated Parties have, and upon confirmation of the Plan shall not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan.

Section 12.6 Release of Claims.

(a)           Release of Claims Against the Debtor, Other Than Those Preserved by the Plan and the Settlement Agreement. Except as contemplated by the Settlement Agreement or this Plan, the rights afforded to holders of Claims in the Plan shall be in exchange for a complete release, satisfaction and discharge of all Claims against the Debtor or the Reorganized Debtor, and acceptance of such distributions under the Plan shall be deemed irrevocably to release any and all claims of any type, kind or nature against the Debtor. Persons deemed to have released Claims pursuant to this paragraph shall be forever precluded from asserting against the Debtor, the Reorganized Debtor or their respective assets any Claim, including any Claim of the type released or deemed released herein.

(b)           Mutual Releases Among the Reorganized Debtor and the Studios. The limited release provisions under Section 8.J of the Settlement Agreement hereby are incorporated as if restated herein in their entirety.

Section 12.7 Default of Plan. The provisions governing dispute resolution and Default Remedies regarding Defaults of the Express Covenants and payment defaults are set forth in the Plan Supplement Documents which are attached to this Plan. All other Defaults shall be handled according to this Plan and the Bankruptcy Code.

Section 12.8 Setoffs. Except as otherwise provided in this Plan, nothing contained in this Plan shall constitute a waiver or release by the Estate of any rights of setoff the Estate may have against any Person. All claims of setoff or recoupment against the Debtor or Estate, however, are discharged and released pursuant to Sections 12.2 and 12.5 of this Plan.

Section 12.9 Amendment or Modification of the Plan. Alterations, amendments or modifications of the Plan may be proposed in writing jointly by the Trustee and the Studios at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified, satisfies the conditions of Sections 1122 and 1123 of the Bankruptcy Code, and the Trustee and the Studios shall have complied with Section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time before or after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of Sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under Section 1129 of the Bankruptcy Code. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder. The Trustee and the Studios may, without notice to holders of Claims insofar as it does not materially and adversely affect the interests of any such holders, file any non-material modification of the Plan to correct any defect or omission in this Plan and any exhibit hereto. Neither the Trustee, nor the Studios may amend the Plan without the consent of the other.

Section 12.10 Severability. If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court may, upon the request of the Trustee and the Studios, alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alternation or interpretation. The Confirmation Order shall constitute a judicial determination that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable according to its terms.

Section 12.11 Revocation or Withdrawal of the Plan. The Trustee and the Studios reserve the right to individually or collectively revoke or withdraw the Plan prior to the Confirmation Date. If the Trustee and/or the Studios revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims by or against the Estate or any other Person or to prejudice in any manner the rights of the Studios in any further proceedings involving the Estate.

Section 12.12 Binding Effect. The rights, duties and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

Section 12.13 Written Notices. All notice provisions of the Settlement Agreement are incorporated by reference as if restated herein in their entirety, including without limitation Section 8.A of the Settlement Agreement. All Notices under this Plan, the Settlement Agreement, the Note and/or the Security Agreement shall be in writing. Except as provided in Settlement Agreement (solely with respect to notices by and between the Studios and the Reorganized Debtor) notices under this Plan shall be send by first class mail, postage-prepaid or by overnight courier.

Section 12.14 Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Utah, without giving effect to the principles of conflicts of law of such jurisdiction.

Section 12.15 Post-Confirmation Fees, Final Decree. The Reorganized Debtor shall be responsible for the payment of any post-confirmation fees due pursuant to 28 U.S.C. § 1930 and the filing of post-confirmation reports, until a final decree is entered pursuant to the Case Closing Order.

Section 12.16 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

Section 12.17 Filing of Additional Documents. On or before substantial consummation of the Plan, the Chapter 11 Trustee and Studios shall file with the Bankruptcy Court any agreements or other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

Section 12.18 Inconsistency. In the event of any inconsistency between the Plan and the Settlement Agreement, the terms of the Settlement Agreement shall control. Nothing in this Plan is intended, or shall be construed, to amend, limit or to augment the rights, remedies, duties and obligations of the parties to the Settlement Agreement, including without limitation (a) the scope and interpretation of the Express Covenants, (b) notice and opportunity to cure procedures specified in the Settlement Agreement, (c) the dispute resolution procedures specified in the Settlement Agreement, (d) the remedies for breach of contract specified in section 4.E of the Settlement Agreement, or (e) the right of the Studios to seek relief as specified in section 4.B.1 of the Settlement Agreement. In the event of any inconsistency between the Plan and any other Supplement Document, the terms of the Plan shall control.

DATED this 28th day of August, 2020.

COHNE KINGHORN, P.C.

   /s/ Matthew M. Boley (with permission)
George Hofmann
Matthew M. Boley
Jeffrey Trousdale

Attorneys for George Hofmann, Chapter 11 Trustee

Thomas B. Walper (pro hac vice)
Kelly M. Klaus (pro hac vice)
Rose Leda Ehler (pro hac vice)
Munger, Tolles & Olson LLP
350 South Grand Avenue, 50th Floor
Los Angeles, California 90071-3426
Telephone: (213) 683-9100
Facsimile: (213) 687-3702
Email: thomas.walper@mto.com
Email: kelly.klaus@mto.com
Email: rose.ehler@mto.com

—and—

Michael R. Johnson, Esq.
Ray Quinney & Nebeker P.C.
36 South State Street, 14th Floor
Salt Lake City, Utah 84111
Telephone: (801) 532-1500
Facsimile: (801) 532-7543
Email: mjohnson@rqn.com

/s/ Michael R. Johnson
Michael R. Johnson

Attorneys for the Studios